                                                                      EXHIBIT 12


                 JOHN DEERE CAPITAL CORPORATION AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                            (IN THOUSANDS OF DOLLARS)



                                             Year Ended October 31
                                ------------------------------------------------
                                  1994      1993      1992      1991      1990
                                --------  --------  --------  --------  --------

Earnings:

 Income before income
  taxes and changes
  in accounting                 $161,809  $169,339  $142,920  $110,820  $ 99,366

 Fixed charges                   168,507   170,226   191,930   230,901   216,985
                                --------  --------  --------  --------  --------

  Total earnings                $330,316  $339,565  $334,850  $341,721  $316,351
                                --------  --------  --------  --------  --------
                                --------  --------  --------  --------  --------


Fixed charges:

 Interest expense               $166,591  $167,787  $189,288  $228,308  $214,707

 Rent expense                      1,916     2,439     2,642     2,593     2,278
                                --------  --------  --------  --------  --------

  Total fixed charges           $168,507  $170,226  $191,930  $230,901  $216,985
                                --------  --------  --------  --------  --------
                                --------  --------  --------  --------  --------


Ratio of earnings to
  fixed charges   *                 1.96      1.99      1.74      1.48      1.46
                                --------  --------  --------  --------  --------
                                --------  --------  --------  --------  --------


- - ---------------
"Earnings" consist of income before income taxes, the cumulative effect of changes in accounting and fixed charges. "Fixed charges" consist of interest on indebtedness, amortization of debt discount and expense, an estimated amount of rental expense under capitalized leases which is deemed to be representative of the interest factor and rental expense under operating leases.


* The Company has not issued preferred stock. Therefore, the ratios of earnings to combined fixed charges and preferred stock dividends are the same as the ratios presented above.

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